Josepnberg Grosz & Co. Inc.
Investment Bankers
810 Seventh Avenue * New York, NY 10019
(212) 974-9926 Fax (212) 397-5832
Dir: (212) 333-0825 e-mail: Gaelynberg@aol.com

                                           July 31,1998

Dr. Augustine Cheung, Chairman
Mr. Spencer Volk President, CEO
Celsion Corporation
10220-1 Old Columbia Road
Columbia MID 2 1046-1705

Gentleman:

I. The purpose of this letter is to set forth the terms of our agreement (the "Agreement") with respect to the compensation which Josephberg Grosz & Co., Inc. or their designees ("JGC") are to receive for assisting and advising Celsion Corporation or related entities, direct or indirect (the "Company"), in obtaining a capital infusion of equity, debt, bridge financing, merger and acquisitions, letter or line of credit, lease financing or other types of financing transactions. (the "Financing") Financing does not include business the Company is doing in the ordinary course of business such as but not limited to obtaining licenses from institutions and marketing arrangements with potential users of the Company's products or technology.

         Financing does not include any transactions done with the following parties or their contacts with whom the Company is or has been dealing:

         1.       Ryan, Lee & Company or another retail lead syndicator

         2.       K. Greenberg

         3.       LBC Capital Corporation

         4.       Sucsy, Fischer and Company

         5.       Gilford Securities

         Our focus will be on  providing  Financing  to the  Company as follows:
$1,000,000 in the months of August and September and $8,000,000-$10,000,000 over the next twelve months.

II. To assist the Company in obtaining Financing, the Company agrees to engage JGC as its nonexclusive agent with respect to all Financing sources, direct or indirect, (except as exempted from the definition) (the "Investor"). When such Financing from any Investor (other than a Financing in the nature of one described in paragraphs III & IV below) is provided, JGC will be compensated by the Company, in full, at the closing of the Financing, by receiving a total fee of 10% (8% cash; 2% stock).

Dr. Augustine Cheung
July 31, 1999
Page Two

The total gross dollar value received or to be received (including any form of equity, bridge, stock, convertible securities or subordinated debt Financing) by the Company pursuant to such financing up to $5,000,000 (i.e. $5,000,000 Financing provided; JG Capital, Inc. receives a cash fee of 8%, to be $400,000 and a fee of 2% in the form of common stock of the Company to JG Partners, L.P. at the same valuation and price as the Investor). On any dollar amount in excess of the first $5,000,000 provided, JGC will receive a total fee of 8% (6% cash, 2% stock). In addition, JGC will have the right to invest in the Company by receiving, at the closing of the Financing, a five yew warrant Such warrant shall give JGC or its designees the right, at anytime over a five year period, to purchase securities on a cashless basis in the Company equal to 10% of the total shares issued to the Investor at the same price, the same type securities and the same rights as the Investor (i.e. $5,000,000 Financing provided, JGC's designees receive warrants to purchase shares of the same type securities and at the same price and valuation as the Investor at the time of Financing at anytime over a five yew period). Any and all securities and/or warrants and securities underlying such warrants to be received by JGC and its designees shall have appropriate piggy-back and registration rights and in any case become free trading under rule 144 holding period. For any Financing (except as exempted from the definition) not introduced directly or indirectly by JGC to the Company, JGC will receive from the Company, a total fee of 3% (1-1/2% cash; 1-1/2% stock) at the closing of the Financing. Notwithstanding the previous sentence. JGC shall receive the 3% fee on any Investors that invest through LBC Capital Corporation with JGC Investor.

III. For senior debt, credit facilities, guarantees; lease financing and letter or line of credit Financing, JGC's cash fee, if such is provided by an Investor introduced by JGC, directly or indirectly, shall be 3.0% of the total dollar value received or made available to the Company.

IV. In the event the Company enters into a merger, acquisition or joint venture with an Investor or entity introduced by JGC or entities or Investors negotiated with on behalf of the Company by JGC, directly or indirectly, JGC will be compensated by the Company, in full, at the closing thereof in accordance with the 5/4/3 Formula, (i.e. by receiving a cash fee of 5% of the first $1,000,000 of Value received by the Company or the Investor, whichever is applicable, 4% of the second $1.000,000, and 3% of all Value received in excess of $3,000,000). While not all inclusive, Value shall include total cash, notes, debt, stock, consulting. non-compete, earn-out, sales and royalty agreements.

V. The fees in paragraphs II, III and IV above are totally independent of one another and are based upon the type or types of transactions JGC arranges.

VI. In addition, upon obtaining such Financing (i.e., the fees in paragraphs 11), JGC shall receive, at closing, a non-accountable 1% cash expense reimbursement, (i.e,, $5,000,000 total ]Financing provided or made available, JGC receives 1% to be $50,000). In addition, JGC shall be reimbursed for all reasonable out-of-pocket travel expenses from the date of the execution of this Agreement until its termination which have been approved by the Company in advance.

Dr. Augustine Cheung
July 31, 1998
Page Three

VII. Upon the execution of this Agreement, the Company agrees to pay JG Capital, Inc. $8,000 in cash and 57,000 shares of stock to JG Partners.. L.P. in the form of common stock of the Company.

VIII. This Agreement may be terminated or amended by the Company in its sole discretion on two days notice on September 21, 1998 or anytime thereafter with ten days prior written notice, Termination of this Agreement shall not release the Company of its obligation to compensate JGC or its designees for its services rendered if any Investor enters into a transaction with or provides Financing to the Company as long as the transaction (transactions) or Financing (Financings) was provided by such Investor within two years after termination of this Agreement.

IX. It is understood and agreed that you shall have the right to accept or reject in your judgement the terms of any Financing or transaction proposed by any Financing Sources, Investors, strategic partners and/or corporations presented to you. If such Financing is provided by the Investor to the Company and accepted, the Company agrees to represent to the Investor prior to the closing of the transaction or Financing that the fees due and payable to JGC as they apply to this Agreement will be paid to JGC at the closing of the transaction and/or Financing.

X. This Agreement shall be governed and construed in accordance with the laws of the State of New York. In the event of any dispute between us regarding the subject matter of this Agreement, such dispute shall be submitted to arbitration before a single arbitrator in New York City in accordance with the rules of the American Arbitration Association. Any decision or award shall be final and binding upon the parties hereto. All legal fees and expenses shall be paid to the prevailing party by the losing party.

XI. JGC represents that to its knowledge it is in full compliance with all regulatory laws that govern its business and agrees to indemnify the Company against any liabilities against the Company that arise out of a breach of this representation.


                                           Sincerely,
                                           Josephberg Grosz & Co, Inc.

                                           By: /s/ Richard A. Josephberg  8/5/98
                                              ----------------------------------
                                              Richard A. Josephberg        Date
                                              Chairman

AGREED AND ACCEPTED:
Celsion Corporation

By: /s/ Spencer J. Volk                    8/6/98
-----------------------                    ------
Name: Spencer J. Volk                       Date
Title: President & CEO